Exhibit 10.2

April 18, 2013

William D. Baird, III
Chief Financial Officer
Amicus Therapeutics, Inc.

Dear William:

Reference is hereby made to that certain letter agreement by and between you and Amicus Therapeutics, Inc. (the “Company”) dated March 5, 2012 (the “Letter Agreement”).

You and the Company desire to modify the terms of the Letter Agreement as currently in effect to reflect certain changes to your severance entitlements and to eliminate a tax “gross-up” related to penalties under Section 409A of the Internal Revenue Code.  Thus, in accordance with the terms of the Letter Agreement, the Letter Agreement is hereby modified as follows:

1.                                      The eleventh paragraph of the Letter Agreement is amended and restated in its entirety to read as follows:

If there is a Change in Control Event (as defined below) and either you resign with Good Reason (as defined below) or are terminated without Cause, in either case within twelve months following such Change in Control Event, then you (1) will be entitled to receive 18 months of salary continuation, to be paid in accordance with the Company’s payroll practices; (2) if such resignation or termination occurs between June 30 and December 31, you will be entitled to a payment of a bonus equal to your bonus earned in the preceding year (if any) pro-rated for the number of months actually worked in the year of resignation or termination, payable within 2 ½ months following such termination or resignation; (3) you will be entitled to waiver of the applicable premiums otherwise payable for continuation of your health benefit coverage under COBRA for the 18 month period following such resignation or termination; and (4) all of your otherwise unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

2.                                      The thirteenth paragraph of the Letter Agreement is amended and restated in its entirety to read as follows:

Notwithstanding any other provision of this letter agreement, your right to receive severance payments and benefits pursuant to this letter agreement shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties in a form acceptable to the Company and that such release be delivered to the Company and become irrevocable by a deadline specified by the Company (the “Release Deadline”), which deadline will be no later than 60 days following the cessation of your employment.  Any payments and benefits that would otherwise be paid prior to the Release Deadline

1 Cedar Brook Drive           Cranbury, NJ  08512         T:  609-662-2000          F:  609-662-2001      www.amicusrx.com

will accrue and be paid on the Release Deadline, provided the release has by then become irrevocable, and any remaining payment and benefits will thereafter be delivered as otherwise scheduled. However, if the Release Deadline is more than 30 days and your release becomes irrevocable before the Release Deadline, the Company may elect to pay (or commence to pay) such severance payments and benefits up to 30 days prior to the Release Deadline.

3.                                      The fourteenth paragraph of the Letter Agreement is amended and restated in its entirety to read as follows:

It is the intention of the parties that compensation paid or delivered to you by the Company either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”) and this letter agreement should be interpreted accordingly.  However, the Company does not warrant the tax treatment of any amount payable to you.

The Letter Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

To acknowledge your agreement with the foregoing and your intent to be legally bound thereby, please sign this letter on the line provided below and return the executed version to me.

Sincerely,

Amicus Therapeutics, Inc.

By:	/s/ John F. Crowley
Name:	John F. Crowley
Title:	Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ William D. Baird
William D. Baird, III

Dated: April 18, 2013